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                                                       Exhibit 14

                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Is Additional Information About the Funds Available" and "Experts" in the Prospectus and "Experts" in the Statement of Additional Information, and to the use of our report dated September 8, 1999, with respect to ACM Government Opportunity Fund, and to the use of our reports dated February 21, 2000, with respect to ACM Government Securities Fund, ACM Government Spectrum Fund and ACM Government Income Fund, which are incorporated by reference, in this registration statement on Form N-14 of ACM Government Income Fund.


                             /s/ Ernst & Young LLP

                             ERNST & YOUNG LLP

New York, New York
August 8, 2000

































00250236.AK1